February 9, 1996



Board of Trustees
Penn Square Mutual Fund
P.O. Box 1419
Reading, PA 19603

Re:  Registration Statement Amendment
     File No. 2-13943

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the Amendment to the above-referenced Registration Statement on Form N-1A to be filed by Penn Square Mutual Fund (the "Fund") for the purpose of registering shares of beneficial interest of the Fund (the "Shares") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940. Based on our examination of the declaration of trust of the Fund, the Prospectus and Statement of Additional Information of the Fund contained in the Registration Statement, and of such other documents, instruments, books and records as we deemed necessary under the circumstances, we are of the opinion that:

     1. The Fund has been duly organized as a business trust under the laws of the Commonwealth of Pennsylvania and is validly existing and in good standing under the laws of that state as of the date hereof.

     2. The Shares have been duly authorized and, when issued pursuant to the terms described in the above-referenced
          Registration Statement, will be legally issued by the Fund and fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-1A, as amended, relating to the registration of the aforementioned securities under the Securities Act of 1933, as amended, and to the reference to us in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              STEVENS & LEE